Exhibit 4.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE THE REGISTRANT HAS DETERMINED THAT THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CLOUD INFRASTRUCTURE SERVICES AGREEMENT

This Cloud Infrastructure Services Agreement, including its exhibits and any amendments, (“Agreement”) is entered into by and between Meta Platforms, Inc. with an office at 1 Meta Way, Menlo Park, CA 94025 (“Meta”) and Nebius, Inc. with an office at 10 State Street, Newburyport, MA 01950, United States (“Vendor”). Vendor and Meta are each a “Party” and together the “Parties” under this Agreement. This Agreement is effective as of November 1, 2025 (the “Effective Date”). Under this Agreement Meta will purchase GPU-as-a-service and related services, products and solutions from Vendor pursuant to any ordering document specifying the Services to be provided hereunder (“Order”) executed by the Parties referencing this Agreement and sets forth the terms and conditions under which those Services will be provided.

Vendor and each Vendor Affiliate must complete Meta’s onboarding process and may be required by Meta to complete and pass a data security assessment prior to providing Services. Vendor agrees not to commence Services under any Order until both Parties sign an Order. Meta shall not be liable for fees for Services performed prior to execution of this Agreement and an Order.

In the event of a conflict or inconsistency within or between the terms and conditions of (i) this Agreement, (ii) an Order, or (iii) any quotation, invoice, or any other similar instrument or document from either Party including documents incorporated via URL or otherwise therein (collectively, “Ancillary Documents”), the following order of precedence shall apply: (i) the Order(s), (ii) this Agreement, and (iii) Ancillary Documents furnished by a Party, provided that any additional, contrary, or different terms contained in any Ancillary Documents, confirmation, or other communication furnished by a Party, and any other attempt by a Party to modify, supersede, supplement, or otherwise alter this Agreement are deemed rejected by both Parties and will not be binding unless such terms refer to this Agreement and have been approved in writing signed by authorized representatives of each Party. Defined terms in this Agreement are as set forth in Exhibit B or elsewhere in the Agreement.

EXHIBITS

The following exhibits are hereby incorporated in this Agreement by reference herein.

Exhibit A: Terms and Conditions

Exhibit B: Definitions

Exhibit C: Compliance and Insurance Requirements

Exhibit D: Security Requirements

Exhibit E: Intentionally Left Blank

Exhibit F: Intentionally Left Blank

META AND VENDOR, BY SIGNATURE OF THEIR AUTHORIZED REPRESENTATIVES, HEREBY AGREE TO THE TERMS OF THIS AGREEMENT.

Accepted and agreed by:		Accepted and agreed by:

Meta Platforms, Inc.		Nebius, Inc.

Signature:	/s/ Steve Roberts	Signature:	/s/ Boaz Tal

Name:	Steve Roberts	Name:	Boaz Tal

Title:	VP of Infra Supply Chain & Engineering	Title:	President

Date:	11/04/2025	Date:	11/04/2025

Meta Confidential – Cloud Infrastructure Services Agreement	1

Exhibit A

Terms and Conditions

1.	Services

1.1Provision of Services. Vendor agrees to (i) provide the GPU Services and any other Services under this Agreement in a secure fashion and environment in strict accordance with industry practices pursuant to the terms and conditions set forth herein and the applicable Order, (ii) recruit and retain a sufficient number of qualified personnel with suitable training, education, experience and skill to meet its obligations hereunder, (iii) perform the Services in a timely, professional and workmanlike manner, in accordance with the terms and conditions set forth herein and the applicable Order, and in accordance with Applicable Laws, and (iv) ensure that the GPU Services and any other applicable Services provided under this Agreement perform in accordance with the performance standards set forth in this Agreement, including any applicable Documentation and acceptance criteria, and any other Meta requirements and specifications expressly agreed to or otherwise referenced in this Agreement or the applicable Order.

1.2Meta Materials. Vendor shall be permitted to use any Meta Materials provided by Meta to Vendor under this Agreement solely as and to the extent necessary for Vendor to provide the Services for the sole benefit and account of Meta as specified in this Agreement and the applicable Order.

1.3Meta Users and Affiliates. Meta may permit its Users to access and use the Services and otherwise exercise Meta’s rights under this Agreement when using the Services, provided such use is for the benefit of Meta and is in accordance with the terms of this Agreement. Any rights of Meta hereunder extend to Meta’s Affiliates to the extent receiving the Services and subject always to the limitations and exclusions of liability set out herein, provided that Meta will remain fully responsible and liable to Vendor for its and its Users’ and Affiliates’ compliance with Meta’s obligations under this Agreement and any related Order and will be responsible for all acts and omissions of Users’ and Meta Affiliates (including any act or omission which would constitute a breach of this Agreement if done by Meta which, for purposes thereof, will be deemed to be a breach by Meta).

1.4Subcontracting and Vendor Parties. Vendor may subcontract the Services (in whole or in part) to those entities specified as Vendor Subcontractors in Section 11(a) of applicable Order. If Vendor wishes to subcontract the Services to any other entity it shall provide notice to Meta of such entity and Meta shall have [*] days to object (based on reasonable grounds, including with respect to security or competency) to such proposed subcontractor. Vendor hereby provides notice for those entities specified in Section 11(b) of the attached Order. If Meta does not so object, such entity shall be an approved Vendor Subcontractor. If an objection by Meta results in Vendor being prevented from timely performing Vendor’s obligations under this Agreement or an Order, Vendor shall not be liable for such delay, except that Vendor must ensure its ability to perform with respect to availability of the required GPUs and the Data Center Locations notwithstanding the foregoing. There shall be no restriction on Vendor engaging any third party in connection with the Services where such third party does not have access to the GPUs and is only performing ancillary services that are not essential to the GPU Services. Vendor shall have a subcontract in place with each Vendor Subcontract with sufficient terms that are consistent with those of this Agreement and the applicable Order, and enable Vendor to comply with its obligations under this Agreement and the applicable Order. Vendor will remain fully responsible and liable to Meta for its and its Vendor Subcontractors’ compliance and performance of Vendor’s obligations under this Agreement and any related Order and will be responsible for all acts and omissions of Vendor Subcontractors (including any act or omission which would constitute a breach of this Agreement if done by Vendor which, for purposes thereof, will be a deemed to be a breach by Vendor). To the extent that Vendor has received permission to subcontract the Services to a Vendor Subcontractor, if such Vendor Subcontractor will interact with Government Officials (defined in Exhibit C), Vendor must also request and receive advance written approval from a Meta Compliance employee on a case-by-case basis. Vendor shall send any such requests via email to [*].

1.5Service Updates. Vendor may from time to time update the Services or Documentation to reflect changes in, among other things, Applicable Laws, rules, technology and industry practices and will provide Meta with as much advance written notice as possible (and in any event at least [*] days’ advance written notice unless such period is not feasible in the event of unforeseen or urgent changes). Any updates to the Services or Documentation will not materially reduce or adversely affect the level of performance, features, functionality, security or availability of the Services. Vendor will, in any event, remain required to perform the Services in accordance with all requirements pursuant to this Agreement and the applicable Order, except as provided herein.

1.6Service Suspension. Vendor may temporarily suspend Meta’s access to, or use of, the Services to the extent necessary: (i) for emergency maintenance, (ii) for maintaining the security or integrity of Vendor’s network, hardware, or associated systems or those of Vendor’s third-party providers, (iii) to comply with judicial or other governmental demand or order, subpoena or law enforcement request that requires Vendor to do so; or (iv) due to any breach of this Agreement or the applicable Order by Meta or its Affiliates or their Users. Any such suspension by Vendor shall be to the minimum extent required, and of the minimum duration, to prevent, terminate or otherwise resolve the underlying issue giving rise to such need for suspension. To the extent legally permissible, Vendor will provide as much advance written notice as possible. Vendor will (a) only suspend Meta’s right to access or use those portions of the Services at issue and only if applicable, and (b) use commercially reasonable efforts to restore Meta’s rights to access and use those portions of the Services subject to suspension promptly after the underlying issue has been resolved. During any suspension period, Vendor will make all Meta Materials (as it existed on the suspension date) available to Meta. Upon Meta’s reasonable request, Vendor agrees to meet and confer in good faith regarding the basis for the suspension and any corrective measures that the Parties may take to avoid future suspensions. Unless the suspension is due to a breach by Meta per clause (iv) above, except to the extent any of the foregoing constitute Permitted Unavailability, such suspension may result in Financial Credits as set forth in the Service Level Agreement.

1.7Meta Responsibilities. Meta shall comply with its specified obligations under this Agreement, including without limitation:

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(a)	its obligations specified in the RACI set out in the Order;
(b)	reasonably co-operate with Vendor and Vendor Subcontractor in all matters relating to the Services; and
(c)	respond promptly to any reasonable requests from Vendor for instructions or approvals required to provide the Services.

1.8Relief. Vendor’s delay in performing or inability to perform Services under this Agreement shall be excused to the extent such delay or inability results from a failure by Meta to perform its obligations under this Agreement.

2.	Orders and Delivery

2.1Orders. Each Order will be substantially in the form of the first Order executed hereunder and will be subject to the terms and conditions of this Agreement. Each Order will also set forth, among other things: (i) a description of the Services, (ii) the fees payable for such Services (the “Service Fees”) and (iii) the required Documentation.

2.2Order Placement by Affiliates. To purchase any Services under this Agreement, Meta or any Meta Affiliates may execute an Order with Vendor. If Vendor and such Meta Affiliate agree to execute an Order hereunder, the Meta entity (whether Meta or a Meta Affiliate) that executes an Order shall be considered “Meta” under this Agreement. Any Order issued by a Meta Affiliate shall be considered a separate two-party agreement between Vendor and such Meta Affiliate that incorporates by reference the terms of this Agreement (and all other references herein shall be construed accordingly to reference such Meta Affiliate, including where the term “Party” is intended to refer to Meta, as opposed to Vendor). Only such Meta Affiliate, and not Meta or any other Affiliate of Meta, will have any rights, obligations or liabilities under the two-party agreement.

3.	Ownership of Intellectual Property

3.1License to the Services. Subject to the terms and conditions of this Agreement, Vendor hereby grants Meta for the Term (defined in Section 6.1) of this Agreement a worldwide, non-exclusive, non-assignable, non-transferable (except as provided for in Section 14.1), royalty-free, non-sublicensable license, to access and use the Services and Documentation, in each case including all Intellectual Property Rights therein, for Meta’s business purposes.

3.2License to Meta Materials. Meta grants to Vendor, solely if and to the extent necessary to perform its obligations under this Agreement (including the provision of the Services), a worldwide, non-exclusive, non-assignable, non-transferable, non-sublicensable, royalty-free right (except to Vendor Subcontractors as is necessary for the provision of the Services) to use the Meta Materials.

3.3Proprietary Rights. As between Meta and Vendor, Vendor will retain ownership of all of its rights, title, and interest (including any Intellectual Property Rights) in and to the Services developed or acquired by Vendor and any modifications and derivatives thereof. As between Meta and Vendor, Meta owns all right, title and interest (including all Intellectual Property Rights) in and to any Meta Materials provided by or on behalf of Meta to Vendor or otherwise accessed by Vendor in connection with this Agreement and any modifications and derivatives thereof and Vendor hereby assigns to Meta any right, title and interest (including any Intellectual Property Rights) Vendor may acquire in the foregoing.

4.	Invoices, Credits, Records

4.1Invoices. The Service Fees will be as set forth in the applicable Order. Vendor will invoice Meta for the applicable Service Fees as specified in the Order. Vendor will ensure that all invoices include the applicable Order number and are sent to the “Invoice To” address specified in the applicable Order or otherwise provided by Meta in writing. Upon Meta’s request, Vendor shall include with all invoices a description of work performed, as well as supporting documentation to substantiate fees invoiced for payments to third parties. Meta may require electronic invoicing and Vendor will comply with Meta’s written instructions for such electronic submission of invoices. Prior to implementing electronic invoicing, Vendor shall submit invoices in writing to the address specified in the Order.

4.2Expenses. Meta will not be responsible for any expenses incurred by Vendor unless reimbursement for such expenses is specifically designated in the applicable Order and then only to the extent such expenses comply with Meta’s applicable expense policies and have been approved in advance and in writing by Meta.

4.3Payment. All payments shall be made in accordance with the payment terms of the applicable Order. Vendor agrees that it will not commence any Services under any Order until both Parties sign an Order for such Services.

4.4Invoice Disputes. In the event of a good faith dispute with regard to an item appearing on an invoice, Meta has the right to withhold such disputed amount while the Parties attempt to resolve the dispute. Meta’s withholding of such payment will not constitute a breach of this Agreement, nor will it be grounds for Vendor to suspend its performance hereunder, so long as Meta pays on a timely basis those amounts that are undisputed and owing.

4.5Credits. Any credits due to Meta will be as specified in the applicable Order made in the form of a monetary credit applied to future use of the GPU Service and will be applied for use from the next billing cycle, provided that, notwithstanding anything to the contrary herein, if the total credits accrued or applied (by carry forward from the prior months) in a billing month exceed the percentages, as set out below, of the monthly Service Fees, the excess credits will be carried forward and applied to the future billing cycles.

4.5.1

if in a month, the total credits exceed [*] percent ([*]%) of the monthly Service Fees (the “Baseline Carry Cap”), then [*]% will be applied as set forth above and the excess shall be carried forward; and

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4.5.2

if in the next immediate month, the total credits (including carried forward credits) exceed [*] percent ([*]%) of the monthly Service Fees, then the Baseline Carry Cap shall not apply and instead the [*]% will be applied as set forth above and the excess above [*] percent ([*]%) shall be carried forward; and

4.5.3

if in the next immediate month, the total credits (including carried forward credits) exceed [*] percent ([*]%) of the monthly Service Fees, then again the Baseline Carry Cap shall not apply and instead the [*]% will be applied as set forth above and the excess above [*] percent ([*]%) shall be carried forward; and

4.5.4

if in subsequent, consecutive months, the total credits (including carried forward credits) in each month continue to exceed [*] percent ([*]%) of the monthly Service Fees, then the Baseline Carry Cap shall continue to not apply, and [*]% will be applied as set forth above and the excess above [*] percent ([*]%) shall be carried forward month to month, until the total credits (including carried forward credits) fall below [*] percent ([*]%) of the monthly Service Fees in which instance from that month Baseline Carry Cap shall re-apply, subject to the ratchet mechanism for future months as set out in this provision.

Any credits not so applied upon expiration or termination of this Agreement (or the applicable Order or Tranche to which such credits pertain) will be refunded to Meta within [*] days.

4.6Records; Inspection and Audit. Vendor will keep and maintain complete and accurate records relating to its performance of the Services and the fees charged to Meta for [*] years after the applicable payment from Meta (unless a longer period is required by Applicable Law or by a specific provision set forth in this Agreement or any Order); provided, however, such retention shall not include Meta Materials. Upon prior reasonable written notice, Meta (or its independent representatives) may inspect and audit Vendor, including Vendor’s facilities, servers, equipment, and records and systems used in connection with the Services, to the extent necessary to verify Vendor’s compliance with this Agreement, provided that the timing of such audits is mutually coordinated and on reasonable notice, such audits may only be undertaken once per year (unless such audit is being undertaken because Nebius is or Meta reasonably suspects Nebius is in breach of the Agreement, in which case more than one audit per year will be permitted), such audits do not disrupt Vendor’s business, and Meta and its third party auditors comply with Vendor’s reasonable security and related policies. Vendor will reasonably cooperate in the same. Meta will bear the cost of any audit performed by Meta, unless such audit discloses Vendor’s breach of this Agreement, in which case Vendor will bear the reasonable cost of such audit. If Vendor is notified that an audit indicates that Vendor or Vendor Parties are not in compliance with any terms of this Agreement then Vendor will, and will cause Vendor Parties to, correct such non-compliance at Vendor’s sole expense to become compliant in accordance with this Agreement. Notwithstanding anything to the contrary in this Agreement, each Party may retain any documentation necessary to demonstrate compliance with its legal obligations for at least [*] years following receipt; provided, however, in the case of Vendor, such retention shall not include Meta Materials. Upon Vendor’s request (not more frequently than once per calendar year unless otherwise required by Applicable Laws), Meta shall reasonably respond to Vendor’s requests for information (a) about any inventory of physical equipment on site where the GPU Services are provided as required for Vendor’s stock take reporting, and (b) as may be required for Vendor to comply with financial law and standards Vendor is bound by.

5.	Taxes

5.1Transaction Taxes. Except for any Withholding Taxes (as defined below) which may be withheld by Meta in accordance with Section 5.2 (Withholding Taxes), all amounts stated are exclusive of any applicable goods and services tax, value-added tax, sales and use tax, service tax, surtax and similar taxes (collectively, “Transaction Taxes”) under applicable local laws. Before issuing invoices to Meta, Vendor will furnish a good faith estimate of each Transaction Tax then currently applicable. Meta shall only bear the amount of all properly invoiced and applicable Transaction Taxes. For the avoidance of doubt, except for any Transaction Taxes, the amounts stated are inclusive of all other taxes that may be imposed on Vendor in connection with this Agreement.

5.2Depreciation Deductions. Vendor intends for the Services to be treated as the provision of services for U.S. federal and state income tax, and income tax purposes in general. Vendor and/or any of its Affiliates, as owner of AI infrastructure (incl. GPUs, servers and all other hardware procured by Vendor as part of the Services) for U.S. federal & state income, and income tax purposes in general, will be the sole party entitled to any depreciation deduction on Vendor and/or any of its Affiliates owned AI infrastructure. The Services do not involve the transfer of any tangible property between the Vendor and/or any of its Affiliates, and Meta.

5.3Withholding Taxes. Meta may deduct or withhold any applicable taxes that Meta may be legally obligated to deduct or withhold from any amounts payable to Vendor (collectively, “Withholding Taxes”) under this Agreement, and the payment to Vendor as reduced by such deductions or withholdings will constitute full payment and settlement to Vendor of amounts payable under this Agreement.

5.4Tax Exemptions. When applicable, for any request of exemption from taxes, each Party shall furnish to the other Party, in a timely manner, a valid and properly executed tax/withholding exemption certificate or similar, including copies of such supporting documentation as may be reasonably requested by the other Party for purposes of compliance with its legal and tax obligations. The approval of any Party’s tax-exempt status will not be unreasonably withheld or delayed. The requested Party will not apply to the requesting Party any of the taxes (including Withholding Taxes) covered by an approved exemption.

5.5Documentation. Each Party will provide the other Party with any forms, documents, or certifications that may be required to satisfy any tax obligations with respect to this Agreement and the payments made hereunder, including but not limited to tax registration certificates, tax treaty certificates, tax exclusions or exemptions certificates, and tax withholding certificates or other evidence of payment of any withheld or collected tax to the applicable authorities. In case Meta is legally obliged to withhold any taxes from payments due to the Vendor, Meta

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will furnish the Vendor with any applicable supporting documentation that can evidence that the withholding took place in order to allow Vendor to support any Withholding tax refund or credit the Vendor might be legally entitled to.

5.6Tax Responsibility. Each Party agrees that it will be responsible for paying its own existing or future national, federal, state, provincial, local and foreign income, franchise and/or other similar existing or future taxes imposed on its income or revenue from business activities.

5.7Tax Cooperation. The Parties shall reasonably cooperate with each other to complete and file any return, report, or form legally required to be filed by the Parties and resolve any issues with respect to the aforementioned taxes.

6.	Term and Termination

6.1Term. This Agreement is effective as of the Effective Date and continues until all Orders currently in effect have expired, unless terminated earlier in accordance with this Section or elsewhere in this Agreement (the “Term”). Each Order commences on the start date specified in the applicable Order and continues for the period specified therein. Each Service will renew only in accordance with the terms and conditions expressly specified in the applicable Order or, if no renewal terms are included in such Order, upon execution of a new Order signed by Meta. Termination or expiry of one Order or Tranche shall not automatically terminate any other Orders or Tranches hereunder, except as may be provided in the applicable Order.

6.2Termination for Cause.

6.2.1Subject to Section 6.2.2, either Party may terminate an Order if (i) the other Party fails to cure any material breach by such other Party of that Order, as applicable, within [*] days after written notice of such breach (the “Cure Period”); (ii) ceases to do business in the ordinary course; or (iii) seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against such Party (and not dismissed within [*] days); provided, that such right of termination under clause (iii) shall not arise where Vendor has entered into formal bankruptcy or insolvency reorganization proceedings (including Chapter 11 proceedings) and (1) is undertaking reorganization or transfer activities in connection with such proceedings, including the transfer of this Agreement or the applicable Order to a solvent entity, (2) if Vendor is still the party to this Agreement, has assumed this Agreement and is continuing to perform its obligations hereunder and (3) if Vendor or the bankruptcy trustee has assigned this Agreement and any outstanding Orders to a third party in accordance with its rights hereunder, the assignee has assumed this Agreement and is continuing to perform its obligations hereunder.

6.2.2In respect of a material breach relating to a Tranche, either Party may terminate that Tranche if the other Party fails to cure such material breach by such other Party within the Cure Period. For clarity, a material breach relating to a Tranche permits termination of that Tranche only and not any other Tranche or the applicable Order or this Agreement, except as may be provided in the applicable Order.

6.2.3The non-breaching Party shall, in its sole discretion, have the right to extend the Cure Period beyond the initial [*] day period by written notice to the other Party. Notwithstanding anything to the contrary in the foregoing, Meta may immediately terminate this Agreement and/or any Order, without further liability, upon written notice to Vendor, if there has been a breach of Exhibit B Section 2 (Trade Controls) that cannot be cured, or a breach of Exhibit B Section 3 (Anti-Corruption).

6.3Transition Services. Upon Meta’s written request at least [*] before this Agreement’s expiration or termination date, Vendor will continue to provide the Services still in effect during the [*]-month period (or such other period mutually agreed upon by the Parties in writing) after this Agreement’s expiration or termination date (the “Transition Term”) and the terms and conditions of this Agreement will continue to apply during the Transition Term. The Parties acknowledge and agree that: (i) Meta will remain responsible for all Service Fees incurred during the Transition Term in accordance with the terms and conditions of this Agreement, (ii) Meta will only be entitled to one (1) Transition Term, (iii) Vendor may suspend Services during the Transition Term until Meta has paid any undisputed outstanding Service Fees, and (iv) at the expiration of the Transition Term, Vendor will have no further obligation to provide the terminated Services. Notwithstanding the foregoing, if Vendor terminates this Agreement pursuant to Section 6.2 (Termination for Cause) for Meta’s breach of confidentiality obligations or a violation of Vendor’s Intellectual Property Rights, then Meta may only use the Services during the Transition Term solely for the purpose of migrating any Meta Materials out of the Services. For clarity, (a) pricing for the Services in effect immediately prior to the expiration or termination date of this Agreement will remain in effect for the duration of the Transition Term and (b) during the Transition Term, Vendor will also provide such other reasonable support, cooperation and assistance as reasonably requested by Meta during the Transition Term to facilitate the orderly transfer of the Services provided by Vendor to Meta or to a third party designated by Meta.

6.4Return of Data, Materials and Equipment. Subject to Section 6.3, upon the expiration or termination of this Agreement or at any time upon Meta’s request, (i) to the extent that Meta is not able to obtain them on a “self-service” basis, Vendor will promptly make available at no charge to Meta for download a file of Meta Platforms Information, Meta Platforms Data and any other Meta Materials in the format specified by Meta or provide a copy of Meta Platforms Information, Meta Platforms Data and other Meta Materials on media reasonably specified by Meta, and (ii) in addition to Section 12.3 (Return of Information), Vendor will deliver to Meta any equipment, laptops, devices, prototypes, and any other Meta properties in its possession that were provided to Vendor by or for Meta and Vendor will follow the return instructions specified in the applicable Meta policy, specified in an Order, or as instructed in writing by Meta personnel.

6.5Survival. The following Sections will survive any expiration or termination of this Agreement: 1.4 (Subcontracting and Vendor Parties), 3 (License and Ownership of Intellectual Property), 4.6 (Records; Inspection and Audit), 5 (Taxes), 6.2 (Termination for Cause), 6.3 (Transition Services), 6.4 (Return of Data, Materials and Equipment), 7 (Representations and Warranties), 10 (Limitation of Liability), 11 (Indemnification), 12 (Confidential Information), 13.1 (Compliance with Laws), and 14 (General). Unless otherwise specified by Meta, any Order entered into prior to the termination of this Agreement will remain in effect and the terms and conditions of this Agreement will continue to apply to such Order during its term. Notwithstanding anything to the contrary in this Agreement, Vendor’s obligations regarding Meta Platforms Data will

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survive any expiration or termination of this Agreement to the extent Vendor continues to retain or otherwise process Meta Platforms Data (but solely to the extent that such retention or processing is expressly and specifically permitted under this Agreement or Applicable Law).

7.	Representations and Warranties

7.1General Warranties. Vendor represents and warrants that Vendor has (a) full right and power to enter into and perform this Agreement and its performance under this Agreement will not conflict with any other obligation Vendor may have to any other party, and (b) obtained and will maintain all rights, approvals and consents necessary to perform its obligations and grant all rights and licenses granted to Meta under this Agreement.

7.2Compliance with Laws. Vendor represents and warrants that Vendor’s and Vendor Parties’ performance under this Agreement is and will be in compliance with all Applicable Laws and all Meta policies applicable to the Services and that are made available or accessible to Vendor in writing (including electronically), provided that Vendor shall only be obliged to comply with such policies to the extent that such compliance is technically possible and does not put Vendor in violation of Applicable Laws. Any changes to Meta policies must be generally applicable to Meta’s similarly situated vendors and must be made accessible to Vendor (including electronically).

7.3Non-Infringement. Vendor represents and warrants that the Services (including any element thereof) do not infringe, violate or misappropriate the Intellectual Property Rights of any third party or be subject to any restrictions or to any liens, security interests, encumbrances or encroachments. Vendor agrees that it will notify Meta in writing immediately if Vendor becomes aware of any actual claims that could affect Vendor’s ability to fully perform or grant the rights or licenses granted to Meta under this Agreement. Meta represents and warrants that the Meta Materials (including any element thereof) provided by Meta to Vendor in connection with the provision of the Services, and Vendor’s permitted use thereof, if any, in accordance with this Agreement or Meta’s use thereof in connection with the GPU Services will not infringe, violate or misappropriate the Intellectual Property Rights of any third party. Meta agrees that it will notify Vendor in writing immediately if Meta becomes aware of any actual claims that could affect Metas ability to fully perform or grant the rights or licenses granted to Vendor under this Agreement.

7.4No Harmful Material. Vendor represents and warrants that (except to the extent attributable to Meta Materials) the Services will not cause any viruses, worms, time bombs, Trojan horses or other harmful, malicious or destructive code to be installed or introduced on Meta’s computer, telecommunication or other Systems (defined in Exhibit D). Meta represents and warrants that the Meta Materials will not cause any viruses, worms, time bombs, Trojan horses or other harmful, malicious or destructive code to be installed or introduced on Vendor’s computer, telecommunication or other systems accessed by Meta in connection with the GPU Services.

7.5No Interference. Except as otherwise expressly permitted in this Agreement or the Order and subject to the SLA, Vendor represents and warrants that in no event will Vendor or any Vendor Parties acting on Vendor’s behalf disable or interfere with Meta’s use of or access to the Services, Meta Materials, or any software, hardware, Systems or data owned, utilized or held by or for Meta without the prior written permission of Meta.

7.6Services Warranty. Vendor represents and warrants that Vendor will render the Services in a professional, workmanlike manner in accordance with industry standards and practices, and all personnel providing the Services will be appropriately trained and qualified.

7.7Meta Warranties. Meta represents and warrants that: (a) Meta has full right and power to enter into and perform this Agreement and its performance under this Agreement will comply with all Applicable Laws; and (b) Meta owns all rights, title and interest in and to the Meta Materials, or Meta has otherwise secured all necessary rights in the Meta Materials for the use thereof as contemplated under this Agreement.

7.8Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) NEITHER PARTY MAKES ANY OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND (B) VENDOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED OR OTHERWISE REGARDING THE SERVICES, INCLUDING ANY WARRANTY THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR FREE OR FREE OF HARMFUL COMPONENTS, OR THAT ANY META MATERIALS WILL BE SECURE OR NOT OTHERWISE LOST OR DAMAGED, AND ANY IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE. META ACKNOWLEDGES THAT VENDOR DOES NOT CONTROL OR MONITOR THE TRANSFER OF DATA OVER THE INTERNET, AND THAT INTERNET ACCESSIBILITY CARRIES WITH IT THE RISK THAT META’S AND USERS’ PRIVACY, CONFIDENTIAL INFORMATION AND PROPERTY MAY BE LOST OR COMPROMISED.

8.Service Level Agreement and Support. Throughout the term of each Order, the Services are subject to the Service Level Agreement stated in the applicable Order.

9.Professional Services

9.1Professional Services. Vendor will provide Professional Services if expressly set forth in the applicable Order. Professional Services may be ordered by Meta pursuant to an Order executed by both Parties describing the work to be performed, fees and any applicable milestones, dependencies and other technical specifications or related information, in each case that the Parties have mutually agreed.

9.2On-Site Personnel. If any Vendor personnel working on-site at Meta is not performing satisfactorily, Meta may request Vendor to (and Vendor will) remove and replace such personnel with personnel satisfactory to Meta at no cost to Meta.

10.Limitation of Liability.

10.1NOTHING IN THIS AGREEMENT OR ANY ORDER SHALL LIMIT OR EXCLUDE THE FOLLOWING LIABILITIES:

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(a)	VENDOR’S INDEMNIFICATION OBLIGATION UNDER SECTION 11.1;
(b)	breach of section 12 (confidentiality) (EXCLUDING ANY BREACHES OF PERSONAL DATA);
(c)	META’S INDEMNIFICATION OBLIGATION UNDER SECTION 11.2, AND ITS PAYMENT OBLIGATIONS; AND
(d)	EACH PARTY’S violation of applicable law, FRAUD, GROSS NEGLIGENCE AND WILFUL MISCONDUCT or INTENTIONAL or deliberate breach.
10.2	SUBJECT TO SECTION 10.1 ABOVE, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY:
(a)	INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES; OR
(b)	LOSS OF REVENUE, PROFITS, BUSINESS, ANTICIPATED SAVINGS, OPPORTUNITY, OR GOODWILL,

IN EACH CASE WHETHER FORESEEABLE OR UNFORESEEABLE, WHICH ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER THE LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTIES OR OTHERWISE, AND EVEN IF THE PARTY IS ADVISED OF THE POSSIBILITY OF THOSE DAMAGES.

10.3SUBJECT to Sections 10.1 and 10.2, either Party’s liability to the other in respect of any cause of action, whether based on an action or claim in contract, tort (including negligence), breach of statutory duty or otherwise arising out of, or in relation to THIS AGREEMENT:

10.3.1

IN RESPECT OF LOSS OF DATA, BREACHES OF SECURITY REQUIREMENTS UNDER THIS AGREEMENT, OR BREACHES OF PERSONAL DATA, SHALL BE LIMITED TO, AS A TOTAL AGGREGATE CAP, the total amount of fees paid or payable by meta during the [*] month period preceding the applicable claim (less any damages amount previously recovered by the claiming party under this agreement); AND IN ADDITION

10.3.2

IN RESPECT OF ALL OTHER LIABILITIES, shall be limited to, as a total aggregate cap, the total amount of fees paid or PAYABLE by meta during the [*] month period preceding the applicable claim (less any damages amount previously recovered by the claiming party under this agreement).

11.Indemnification

11.1Vendor Indemnity. Vendor will indemnify, hold harmless, and defend Meta, its Affiliates and their respective officers, directors, employees and other Users, and sublicensees from and against any and all Claims and Losses resulting from or arising out of a third party claim based on any actual or alleged infringement, violation or misappropriation of any Intellectual Property Rights by the Services or their use in accordance with this Agreement.

11.2Meta Indemnity. Meta will indemnify, hold harmless, and defend Vendor, its Affiliates and their respective officers, directors, and employees from and against any and all Claims and Losses resulting from or arising out of a third party claim based on any actual or alleged infringement, violation or misappropriation of any third party rights by the Meta Materials (including the processing of Meta Materials via the GPUs).

11.3Indemnification Procedure. The indemnified Party shall notify the indemnifying Party promptly in writing after it receives notice of any Claim for which it seeks indemnification under this Section 11, provided that any delay in such notification shall not relieve the indemnifying Party of its indemnification obligations under this Agreement except to the extent that the indemnifying party was actually and materially prejudiced by such delay. The indemnified Party shall provide the indemnifying Party with assistance as reasonably requested by the indemnifying Party in connection with the defense and/or resolution of any such Claim, at the indemnifying party’s sole cost and expense; provided the indemnifying party may not settle any such Claim without the indemnified party’s prior written consent if the settlement has any impact on, or would result in any liability of, or admission by, the indemnified party. Notwithstanding any of the foregoing, the indemnified Party shall have the right, in its absolute discretion, to employ attorneys of its own choice and to institute or, in whole or in part, defend any such Claim for which it seeks indemnification, at the indemnified Party’s sole cost and expense.

11.4Remedies. Should the Services become the subject of a Claim, Vendor will, at Vendor’s sole expense and discretion either: (i) procure for Meta the right to continue to use the Services as contemplated hereunder, (ii) modify the Services to eliminate any Claim which might result from its use hereunder, provided that the modified Services must be materially the same as the original Services and conform with all requirements under this Agreement and the applicable Order, or (iii) replace the Service with non-infringing services that must be materially the same as the original Services and conform with all requirements under this Agreement and the applicable Order, in each case at no additional charge to Meta. If Vendor fails to perform the foregoing, Meta may as its sole and exclusive remedy (but without limiting Vendor’s indemnity obligation under Section 11.1), immediately terminate the applicable Services and Meta shall have no further obligation to pay for the affected Services (and shall receive a refund to the extent it prepaid for such affected Services for the period beyond the termination date).

12.	Confidential Information

12.1Disclosures. The Receiving Party will not: (1) use any Confidential Information except (in the case of Meta) to use, receive the benefit of or otherwise exercise Meta’s rights in the Services or otherwise hereunder and (in the case of Vendor) only to the extent necessary to provide the Services; or (2) disclose any Confidential Information of the Disclosing Party to any person or entity, except (in the case of Meta) to those persons or entities as necessary to use, receive the benefit of and otherwise exercise Meta’s rights in the Services or otherwise hereunder provided that such persons and entities are subject to appropriate duties of confidentiality in respect of such Confidential Information and

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(in the case of Vendor) personnel, Vendor Subcontractors, and, only with respect to the terms of this Agreement, professional advisors and lenders, in each such case that have a need to have access to such Confidential Information in connection with the Agreement and provided that such persons and entities are subject to appropriate duties of confidentiality in respect of such Confidential Information.

12.2Exclusions. Except for Personal Data, Section 12.1 will not apply to any information: (a) that is rightfully known by the Receiving Party prior to disclosure by the Disclosing Party without an obligation of confidentiality with respect to such information owed to the Disclosing Party; (b) that is rightfully obtained by the Receiving Party from a third party without an obligation of confidentiality with respect to such information owed to the Disclosing Party; (c) to the extent it is disclosed by the Receiving Party with the prior written approval of the Disclosing Party; or (d) to the extent required by law or court order so long as Receiving Party provides as much advance written notice to the Disclosing Party as possible to the extent permitted to do so under Applicable Law and cooperates with the Disclosing Party’s efforts to obtain a protective order regarding such disclosure.

12.3Return of Information. Except as necessary for Meta to continue exercising its rights and for Vendor to perform its obligations that survive expiration or termination of this Agreement pursuant to Section 6.5 (including during the Transition Term, as applicable), at any time upon request by the Disclosing Party or promptly, but no later than [*] days after any expiration or termination of this Agreement or any Order (or, if applicable, the expiration or termination of the Transition Term), the Receiving Party will promptly securely and permanently destroy or (if requested) return the Disclosing Party’s Confidential Information in its control and all copies thereof and provide the Disclosing Party with written confirmation of the same, provided that the Receiving Party may retain a single archival copy of Confidential Information if and solely to the extent required to do so under Applicable Law, copies of e-mail correspondence, and routine backups of the aforesaid, provided that no use except as required under Applicable Law shall be made of Confidential Information so retained.

12.4Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, the Parties agree that due to the unique nature of Confidential Information, each Party, in addition to and not in lieu or limitation of any other rights or remedies available to it, shall have the right to seek and obtain an immediate injunction or other equitable relief enjoining any breach or threatened breach by the other Party of this Section 12 without the necessity of posting any bond or security. The breaching Party shall notify the non-breaching Party in writing immediately upon the breaching Party becoming aware of any such breach or threatened breach.

13.	Compliance with Laws and Policies
13.1	Each Party shall comply with the applicable Compliance and Insurance Requirements set forth in Exhibit C.
13.2	Vendor shall comply with the Security Requirements set forth in Exhibit D.

13.3The Parties agree that: (a) Vendor shall not process any Personal Data on behalf of Meta in connection with this Agreement and Meta shall not make any such Personal Data accessible to Vendor, unless as specifically requested by Meta and agreed by Vendor; and (b) in respect of any Personal Data provided by Meta to Vendor, Meta is the data controller and is responsible for ensuring it has all necessary rights and legal bases in place in respect of such Personal Data (including its provision to Vendor) as are necessary to comply with Applicable Data Protection Laws. If at any point Vendor is to process Personal Data on behalf of Meta as Meta’s data processor, the Parties shall enter into a data processing agreement based on Meta’s standard Data Processing Agreement as is required to comply with Applicable Data Protection Laws, solely with such amendments as necessary to reflect the scope and nature of services. For clarity, Meta’s processing of data as contemplated in connection with the Services does not result in Meta making any such data available to Vendor.

14.	General

14.1Bankruptcy Code. The Parties acknowledge and agree that all rights and licenses granted to Meta under this Agreement may be rights and licenses in “intellectual property” within the scope of Section 101(35A) (or its successors) of the U.S. Bankruptcy Code (the “Code”) or any other applicable federal, state or foreign law or regulation (collectively with the Code, a “Debtor Relief Law”). Meta shall have the rights set forth in this Agreement with respect to the Services and Documentation. In addition, and without limitation to the foregoing, Meta, as a licensee of Vendor’s Services and Documentation hereunder, shall have and may fully exercise all rights available to it under the Code or any other Debtor Relief Law, including under Section 365(n) or its successors. In the event of a case under the Code or any other Debtor Relief Law involving Vendor, in addition to and not in lieu or limitation of any other rights or remedies available to Meta, the licenses granted to Meta hereunder shall, provided Meta continues to pay the Services Fees, continue provided this Agreement is not rightfully terminated.

14.2Assignment.

(a)	[*]
(b)	[*]
(c)	[*]

14.3Waiver and Severability. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except specifically in a writing signed by the waiving Party. If any provision is deemed by a court, arbitrator or administrative body of competent jurisdiction to be illegal, unenforceable or invalid, that provision will be stricken or modified, and the remainder of this Agreement will be in full force and effect.

14.4Governing Law; Jurisdiction and Venue. This Agreement will be governed and construed under the laws of the State of California without regard to conflicts of law provisions. Any suit or proceeding arising out of or relating to this Agreement will be brought in the federal or state courts, as applicable, in San Mateo County, California, and each Party irrevocably submits to the jurisdiction and venue of such courts. The Parties expressly disclaim and waive the application of the Uniform Computer Information Transactions Act to this Agreement and to any

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claims arising under or related to this Agreement. Notwithstanding the foregoing, Meta may seek interim, preliminary, and other temporary relief and remedies in any court of competent jurisdiction.

14.5No Contact. At no time shall Vendor use Meta’s email addresses, directly or indirectly, to contact Meta’s personnel (except for communication with Meta’s personnel who are directly managing the Services) or to provide any type of promotional or advertising to Meta’s personnel.

14.6Publicity. Subject to the next two sentences, neither Party shall disclose, use, or refer to the existence of, or any terms or other contents of, this Agreement or any Order placed hereunder, or engage in any Publicity, without the prior written consent of a Vice President of the other Party. Each Party may issue a mutually agreed upon press release (and may make any further subsequent mutually agreed public disclosure consistent with the content thereof). For clarity, each Party is permitted to make all necessary public statements to comply with its listing requirements and otherwise as required by Applicable Law. As used herein, “Publicity” includes, but is not limited to, any public releases, public statements (oral or written), commentary, pre-briefings to media outlets, advertising, or promotions regarding the other party, this Agreement, or an Order placed hereunder. To the extent applicable, the Parties shall cooperate in advance with respect to the timing and content of any disclosures required under SEC or similar regulations, including associated press disclosures. Any use of Meta’s name, logo, or trademarks is subject to Meta’s prior written approval and shall be in accordance with the branding guidelines at Meta Brand Resource Center | Brand Resource Center. Any use of Vendor’s name, logo, or trademarks is subject to Vendor’s approval and shall be in accordance with Vendor’s branding guidelines at https://nebius.com/brand-assets/trademark-usage-guidelines.

14.7Notices. Any notice hereunder will be in writing to the address set forth above (and in the case of Meta, to [*], attention: Meta Legal and in the case of a Security Incident, shall also include [*]) and will be deemed given: (i) upon receipt if by personal delivery; (ii) upon receipt if sent by certified or registered mail (return receipt requested); or (iii) one (1) day after it is sent if by next day delivery by a major commercial delivery service or by electronic mail. If Vendor becomes aware that any violation of the terms of Section 1.4 (Subcontracting and Vendor Parties), any provision in Exhibit C (Compliance and Insurance Requirements) or Exhibit D (Security Requirements) has occurred, or an audit or investigation of an alleged violation is threatened or requested by a Government Authority, it shall provide prompt notice to Meta of the facts and circumstances associated with such violation or request, to the extent permitted under Applicable Law.

14.8Independent Contractors. The Parties to this Agreement are independent contractors and not employees, partners, agents or joint ventures between the Parties. Vendor will be solely responsible for all acts, obligations and payments due with respect to Vendor’s resources. Vendor, and not Meta, will be responsible for the hiring, management, supervision, discipline, control, performance and all other employment related requirements of the Vendor Parties. Neither Party will have the power to bind the other or incur obligations on the other Party’s behalf without the other Party’s prior written consent.

14.9Force Majeure. Either Party’s performance of any part of this Agreement will be excused to the extent that it is unable to perform due to a Force Majeure Event. Upon the occurrence of a Force Majeure Event, the affected Party will promptly notify the other Party of the Force Majeure Event, including an estimate of its expected duration and probable impact on the performance of the affected Party’s obligations under this Agreement. In addition, the affected Party will (i) exercise commercially reasonable efforts to mitigate damages to the other Party and to overcome the Force Majeure Event and (ii) continue to perform its obligations under this Agreement to the extent it is able. If any failure or delay caused by a Force Majeure Event continues for [*] days or longer, during which period the Parties will in good faith discuss the ongoing impact on the Services and mitigation measures and adjustments, which may include suspension, rescheduling, scope modifications, service level adjustments, credits, or other equitable measures, the non-affected Party may terminate the affected Services on written notice to the affected Party. If a Party is excused from performing its obligations pursuant to the foregoing, the other Party will also be excused from performing its corresponding obligations (e.g., where Vendor is excused from performing the Services, Meta will be excused from paying corresponding Service Fees and will receive a pro-rated credit of any prepaid and unused Service Fees). For clarity, the occurrence of a Force Majeure Event shall not relieve Vendor of its obligations to invoke its business continuity and disaster recovery procedures.

14.10Cumulative Remedies. Except as expressly provided otherwise herein, remedies in this Agreement are cumulative and in addition to any other rights or remedies available to a Party at law or in equity.

14.11Counterparts. This Agreement, including its Orders, may be executed by way of electronic signature in counterparts including PDF and other electronic copies, each of which will be deemed an original and together will constitute the same instrument.

14.12Headings; Interpretation. The headings of the Sections are for convenience only and shall not be deemed to affect, qualify, simplify, add to or subtract from the contents of the clauses which they reference. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The words “herein”, “hereof” and “hereunder,” and words of like import used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes”, “including” or “e.g.” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. A reference to any legislation or to any provision of any legislation shall include any modification, amendment and re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

14.13Entire Agreement. This Agreement (including all exhibits and Orders) is the entire agreement of the Parties and supersedes all previous or contemporaneous agreements between the Parties relating to its subject matter. Contract terms and conditions included in any “click wrap”, “shrink wrap”, or other license agreement provided under any Order resulting from this Agreement are void and have no effect unless both Parties specifically agree to such license terms in writing. This Agreement may only be modified by an amendment signed by the Parties.

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EXHIBIT B

DEFINITIONS

“Affiliate” means, with respect to a Party, an entity which, directly or indirectly, owns or controls, is owned or is controlled by, or is under common ownership or control of a Party. As used in this term, “control” means the power to direct the management or affairs of an entity, and “ownership” means the beneficial ownership of fifty percent (50%) (or, if the applicable jurisdiction does not allow majority ownership, the maximum amount permitted under such law) or more of the voting equity securities or other equivalent voting interests of the entity.

“Applicable Data Protection Laws” means all Applicable Laws relating to the protection of personal data and the privacy of individuals, including GDPR, the UK GDPR, the Data Protection Act 2018 and the Privacy and Electronic Communications Regulations 2003 (SI 2003/2426).

“Applicable Law(s)” means any applicable law, regulation, directive, or other binding requirements (each as may be implemented, amended, extended, superseded, or re-enacted from time to time), including, for the avoidance of doubt, Applicable Data Protection Laws.

“Claim(s)” means any notice, demand, assertion, claim, charge, investigation, or legal, administrative, regulatory or judicial action, suit, proceeding, judgment or settlement, including by or for any third party (including a governmental body or agency).

“Confidential Information” means all technical and non-technical information provided by a Party (“Disclosing Party”) to the other Party (“Receiving Party”) that is either: (i) designated as confidential by the Disclosing Party at the time of disclosure; or (ii) should reasonably be considered confidential, given the nature of the information or the circumstances surrounding its disclosure. Notwithstanding the above, all Meta Platforms Information and Meta Platforms Data and all technical and non-technical information concerning or related to Meta’s and its Affiliates’ products, services, online properties (including the discovery, invention, research, improvement, development, marketing, or sale thereof), financial data and models, business and marketing plans and any information related to the foregoing constitutes Meta Confidential Information and are the property of Meta (as it relates to this Agreement).

“Data Center Location” has the meaning given to it in the Order.

“Documentation” means the specifications, design documents and analyses, programming tools, plans, models, flow charts, reports and drawings, product requirements document, and any other documentation or descriptions related to the GPU Services provided by Vendor to Meta or to any other users of the Services from time to time, which in any event are sufficient to explain the intended features, functionality, performance, availability and security of the Services and to assist in the use of the Services.

“Force Majeure Event” means an event, beyond the control of the affected Party, such as acts of God, natural disasters (flood, fire, earthquakes), war, epidemic, pandemic, civil disturbance, act or omission by a governmental entity, acts of terror, or strikes or other labor problems (not relating to the personnel of the affected party or their subcontractors or Affiliates), regional shortage of adequate power or telecommunications or transportation (in respect of Vendor, for clarity, not relating to the power supply and other Services committed by Vendor under this Agreement, including under its business continuity plan), internet or other service disruptions involving hardware, or software not within the possession or reasonable control of the Party claiming a Force Majeure Event, and systemic, market-wide technological failures of the GPUs used to provide the GPU Service (which for example may result in an OEM recall of the GPUs), and other cause of the same type and nature as the foregoing, provided that such cause is not attributable to the affected Party and could not have been avoided or mitigated by the affected Party, including through industry standard disaster recovery, backup, and redundancy policies and procedures.

“GDPR” means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation).

“Government Authority” means any multinational, national, federal, regional or local government, governmental or public department, court, commission, board, bureau, agency, ministry or other governmental instrumentality, or subdivision, agent, commission, board or authority of any of the foregoing.

“GPU Service” has the meaning given to it in the Order.

“GPUs” means Graphics Processing Units (or systems, clusters, or racks containing the same) as specified in the Order.

“Intellectual Property Rights” means any and all right, title and interest in and to any and all trade secrets, patents, copyrights, service marks, trademarks, know-how, trade names, rights in trade dress and packaging, moral rights, rights of privacy, publicity and similar rights of any type, neighboring and “sui generis” rights including any applications, continuations or other registrations with respect to any of the foregoing, under the laws or regulations of any foreign or domestic governmental, regulatory or judicial authority.

“Loss(es)” means any and all reasonable fees, expenses, costs (including reasonable attorneys’ fees, experts’ fees, court costs and other reasonable fees, expenses and costs incurred in connection with a claim or action), and losses, damages, penalties, taxes, and liabilities.

“Meta Materials” means the Meta Platforms Information, Meta Platforms Data, any other Meta Confidential Information, and all other documents, information, software, items and materials in any form (whether owned by Meta or a third party), which are provided by Meta to Vendor in connection with the Services.

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“Meta Platforms Information” means any and all data and information received, stored, collected, derived, generated, or otherwise obtained or accessed by Vendor or its Vendor Parties, or by or on behalf of Meta on servers or other equipment controlled by Vendor or its Vendor Parties in connection with this Agreement, performance of the Services, or if applicable, access to any Systems (defined in Exhibit D) regarding any aspect of Meta’s or its Affiliates’ business, including data or information provided by or on behalf of any Meta User, advertiser, business partner or content provider, and other information such as system procedures, employment practices, finances, inventions, business methodologies, trade secrets, copyrightable and patentable subject matter. Meta Platforms Information does not include Personal Data.

“Meta Platforms Data” means any and all Personal Data that Vendor processes from or on behalf of Meta, or that is processed by or on behalf of Meta on servers or other equipment controlled by Vendor or its Vendor Parties, in connection with this Agreement, including information derived from or combined with such Personal Data and the Personal Data of Meta employees, contractors, and personnel and other Users.

“Personal Data” has the meaning given in to it in the Applicable Data Protection Laws.

“Professional Services” means the development or professional consulting services provided by Vendor as set forth in the applicable Order.

“Sanctioned Person” means any person that is: (a) the target of Trade Controls; (b) located, organized, or ordinarily resident in any country or territory subject to comprehensive trade sanctions; or (c) owned or controlled by person(s) described in (a) and/or (b) above, as a result of which such owned or controlled person(s) are subject to the same prohibitions or restrictions as the person described in (a) and/or (b) above.

“Services” means the GPU Services, and associated services, and, if applicable, any Professional Services, including in each of the foregoing cases as more fully described in the Order(s).

“Trade Controls” means any of the following: any economic or trade sanctions or restrictions administered or enforced by the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), the United Nations, the European Union, or the United Kingdom; U.S. export controls including, but not limited to, the Export Administration Regulations, other applicable export and import controls;, and U.S. antiboycott laws, excluding any blocking rules or other countermeasures which are administered or enforced by any Government Authority, other than a Government Authority of the United States, the United Kingdom, the European Union, or the United Nations.

“Tranche” means the applicable tranche set out in the Order.

“UK GDPR” has the meaning given in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018.

“Upfront Payment” means the applicable upfront payment specified in the applicable Order.

“User” means those employees, agents, contractors, subcontractors, and end users, as applicable, authorized by Meta (or its Affiliates, as applicable) to use the Services in accordance with this Agreement and the applicable Order. User shall not mean end users of Meta’s products and services.

“Vendor Party” or “Vendor Parties” means Vendor’s and any Vendor Affiliates’ employees, contractors, contingent workers, agents and approved subcontractors (including Vendor Subcontractors) providing Services in connection with this Agreement.

“Vendor Subcontractor” means a third party, including any Affiliate of Vendor, to which Vendor subcontracts all or part of the Services.

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EXHIBIT C

COMPLIANCE AND INSURANCE REQUIREMENTS

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EXHIBIT D

SECURITY REQUIREMENTS

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EXHIBIT E

Intentionally Left Blank

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ORDER

Vendor Services Order #1

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Annex A

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Annex B with Appendix 1

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APPENDIX 1 - Order [●] Expansion Tranche Amendment Template

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Annex C - Technical Terms

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Annex D

Service Level Agreement

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Annex E

RACI

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